RYDER SCOTT COMPANY PETROLEUM CONSULTANTS APA CORPORATION Estimated Future Reserves Attributable to Certain Leasehold and Royalty Interests and Derived Through Certain Production Sharing Contracts SEC Parameters As of December 31, 2023 /s/ Ali A. Porbandarwala Ali A. Porbandarwala, P.E. TBPELS License No. 107652 Managing Senior Vice President [SEAL] RYDER SCOTT COMPANY, L.P. TBPELS Firm Registration No. F-1580

SUITE 2800, 350 7TH AVENUE, S.W. CALGARY, ALBERTA T2P 3N9 TEL (403) 262-2799 633 17TH STREET, SUITE 1700 DENVER, COLORADO 80202 TEL (303) 339-8110 TBPELS REGISTERED ENGINEERING FIRM F-1580 FAX (713) 651-0849 1100 LOUISIANA SUITE 4600 HOUSTON, TEXAS 77002-5294 TELEPHONE (713) 651-9191 January 22, 2024 APA Corporation 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056-4400 Ladies and Gentlemen: At the request of APA Corporation (Apache), Ryder Scott Company, L.P. (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves as of December 31, 2023 prepared by Apache’s engineering and geological staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 1, 2009 in the Federal Register (SEC regulations). Our third party reserves audit, completed on January 12, 2024 and presented herein, was prepared for public disclosure by Apache in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations. The estimated reserves shown herein represent Apache’s estimated net reserves attributable to the leasehold and royalty interests and derived through certain production sharing contracts in certain properties owned by Apache and the portion of those reserves reviewed by Ryder Scott, as of December 31, 2023. The properties reviewed by Ryder Scott incorporate Apache’s reserves determinations and are attributable to the interests of Apache Corporation (U.S.A), Apache Egypt Companies (Egypt), and Apache North Sea Limited (United Kingdom). The properties reviewed by Ryder Scott account for a portion of Apache’s total net proved liquid hydrocarbon and gas reserves as of December 31, 2023. Based on the estimates of total net proved reserves prepared by Apache, the reserves audit conducted by Ryder Scott addresses approximately 83.1 percent of the total proved net reserves of Apache on a barrel of oil equivalent, BOE basis as of December 31, 2023. The properties reviewed by Ryder Scott account for a portion of Apache’s total proved discounted future net income using SEC hydrocarbon price parameters as of December 31, 2023. Based on the reserves and income projections prepared by Apache, the audit conducted by Ryder Scott addresses approximately 88.0 percent of the total proved discounted future net income at 10%. As prescribed by the Society of Petroleum Engineers in Paragraph 2.2(f) of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (SPE auditing standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves and/or Reserves Information prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserves quantities and/or Reserves Information.” Reserves Information may consist of various estimates pertaining to the extent and value of petroleum properties.

APA Corporation – Total All Regions January 22, 2024 Page 2 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Based on our review, including the data, technical processes and interpretations presented by Apache, it is our opinion that the overall procedures and methodologies utilized by Apache in preparing their estimates of the proved reserves as of December 31, 2023 comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by Apache are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards. The estimated reserves presented in this report are related to hydrocarbon prices. Apache has informed us that in the preparation of their reserves and income projections, as of December 31, 2023, they used average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary considerably from the prices required by SEC regulations. The reserves volumes and the income attributable thereto have a direct relationship to the hydrocarbon prices actually received; therefore, volumes of reserves actually recovered may differ significantly from the estimated quantities presented in this report. The net reserves as estimated by Apache attributable to Apache's interest and entitlement in properties that we reviewed and the reserves of properties that we did not review are summarized below: SEC PARAMETERS Estimated Net Proved Reserves Certain Leasehold and Royalty Interests and Derived Through Certain Production Sharing Contracts of APA Corporation (Total All Countries) As of December 31, 2023 % Crude Oil & Condensate Reserves Reviewed % Natural Gas Liquids Reserves Reviewed % Gas Reserves Reviewed Reviewed by Ryder Scott Not Reviewed Total Crude Oil & Condensate MBarrels Natural Gas Liquids MBarrels Sales Gas MMCF Crude Oil & Condensate MBarrels Natural Gas Liquids MBarrels Sales Gas MMCF Crude Oil & Condensate MBarrels Natural Gas Liquids MBarrels Sales Gas MMCF Developed 83.7 83.2 81.4 287,038 128,984 1,162,604 55,885 25,962 265,336 342,923 154,946 1,427,940 Undeveloped 86.6 86.2 83.2 31,362 15,866 84,961 4,840 2,535 17,145 36,202 18,401 102,106 Total Proved 84.0 83.6 81.5 318,400 144,850 1,247,565 60,725 28,497 282,481 379,125 173,347 1,530,046

APA Corporation – Total All Regions January 22, 2024 Page 3 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS SEC PARAMETERS Estimated Net Proved Reserves Certain Leasehold and Royalty Interests and Derived Through Certain Production Sharing Contracts of APA Corporation (Summary by Country) As of December 31, 2023 % Crude Oil & Condensate Reserves Reviewed % Natural Gas Liquids Reserves Reviewed % Gas Reserves Reviewed Reviewed by Ryder Scott Not Reviewed Total Crude Oil & Condensate MBarrels Natural Gas Liquids MBarrels Sales Gas MMCF Crude Oil & Condensate MBarrels Natural Gas Liquids MBarrels Sales Gas MMCF Crude Oil & Condensate MBarrels Natural Gas Liquids MBarrels Sales Gas MMCF USA Developed 82.5 83.2 81.6 148,066 127,746 819,044 31,475 25,740 184,913 179,541 153,486 1,003,957 Undeveloped 94.3 86.2 82.9 29,184 15,866 82,474 1,764 2,535 17,020 30,948 18,401 99,494 Total Proved 84.2 83.6 81.7 177,250 143,612 901,518 33,239 28,275 201,933 210,489 171,887 1,103,451 Egypt Developed 81.6 N/A 80.6 83,444 0 303,795 18,862 0 73,349 102,306 0 377,144 Undeveloped 41.5 N/A 95.2 2,178 0 2,487 3,076 0 125 5,254 0 2,612 Total Proved 79.6 N/A 80.7 85,622 0 306,282 21,938 0 73,474 107,560 0 379,756 United Kingdom Developed 90.9 84.8 84.9 55,528 1,238 39,765 5,548 222 7,074 61,076 1,460 46,839 Undeveloped N/A N/A N/A 0 0 0 0 0 0 0 0 0 Total Proved 90.9 84.8 84.9 55,528 1,238 39,765 5,548 222 7,074 61,076 1,460 46,839 Liquid hydrocarbons are expressed in standard 42 U.S. gallon barrels and shown herein as thousand of barrels (MBarrels). All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas reserves are located. The reference above to barrel of oil equivalent (BOE), is the method wherein natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent. Reserves Included in This Report In our opinion, the proved reserves presented in this report conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “PETROLEUM RESERVES DEFINITIONS” is included as an attachment to this report. The various proved reserves status categories are defined in the attachment entitled “PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES” in this report. The proved developed reserves included herein consist of the producing, shut-in and behind pipe status categories. Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserves estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends primarily on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal categories, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-categorized as probable and possible reserves to denote progressively

APA Corporation – Total All Regions January 22, 2024 Page 4 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS increasing uncertainty in their recoverability. At Apache’s request, this report addresses only the proved reserves attributable to the properties reviewed herein. Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.” Proved reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered. Audit Data, Methodology, Procedure and Assumptions The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used individually or in combination by the reserves evaluator in the process of estimating the quantities of reserves. Reserves evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property. In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserves quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserves category assigned by the evaluator. Therefore, it is the categorization of reserves quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely to be achieved than not.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserves category must meet the SEC definitions as noted above.

APA Corporation – Total All Regions January 22, 2024 Page 5 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Estimates of reserves quantities and their associated reserves categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserves categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein. The proved reserves, prepared by Apache, for the properties that we reviewed were estimated by performance methods, the volumetric method, analogy, or a combination of methods. Approximately 90 percent of the proved producing reserves attributable to producing wells and/or reservoirs that we reviewed were estimated by performance methods or a combination of methods. These performance methods include, but may not be limited to, decline curve analysis, material balance and/or reservoir simulation which utilized extrapolations of historical production and pressure data available through November 2023, in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by Apache or obtained from public data sources and were considered sufficient for the purpose thereof. The remaining 10 percent of the proved producing reserves that we reviewed were estimated by the volumetric method, analogy, or a combination of methods. These methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserves estimates was considered to be inappropriate. All of the proved developed non-producing and the undeveloped status categories that we reviewed were estimated by the volumetric method or analogy. The volumetric analysis utilized pertinent well and seismic data, reports and other data furnished to Ryder Scott by Apache for our review or which we have obtained from public data sources that were available through November, 2023. The data utilized from the analogues in conjunction with well and seismic data incorporated into our volumetric analysis were considered sufficient for the purpose thereof. To estimate economically producible proved oil and gas reserves, many factors and assumptions are considered including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in conducting this review. As stated previously, proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. To confirm that the proved reserves reviewed by us meet the SEC requirements to be economically producible, we have reviewed certain primary economic data utilized by Apache relating to hydrocarbon prices and costs as noted herein. The hydrocarbon benchmark prices furnished by Apache for the properties reviewed by us are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first- day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations exclusive of inflation adjustments, were used until expiration of the contract.

APA Corporation – Total All Regions January 22, 2024 Page 6 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described. The initial SEC hydrocarbon prices in effect on December 31, 2023 for the properties reviewed by us were determined using the 12-month average first-day-of-the-month benchmark prices, provided by Apache, appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used by Apache for the geographic areas reviewed by us. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements. In cases where there are numerous contracts or price references within the same geographic area, the benchmark price is represented by the unweighted arithmetic average of the initial 12-month average first-day-of-the-month benchmark prices used. The product prices that were actually used by Apache to determine the future gross revenue for each property reviewed by us reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.” The differentials used by Apache were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by Apache. The table below summarizes Apache’s net volume weighted benchmark prices adjusted for differentials for the properties reviewed by us and referred to herein as Apache’s “average realized prices.” The average realized prices shown in the table below were determined from Apache’s estimate of the total future gross revenue before production taxes for the properties reviewed by us and Apache’s estimate of the total net reserves for the properties reviewed by us for the geographic area. The data shown in the following table is presented in accordance with SEC disclosure requirements for each of the geographic areas reviewed by us. Geographic Area Product Price Reference Average Benchmark Prices Average Realized Prices United States Oil/Condensate WTI Cushing $78.22/Bbl $78.36/Bbl NGLs Mt. Belvieu Non-Tet Propane $30.19/Bbl $19.91/Bbl Gas Henry Hub $2.637/MMBTU $1.36/Mcf Egypt Oil/Condensate Brent $83.27/Bbl $82.11/Bbl NGLs Brent $83.27/Bbl N/A Gas Contracts Contract $2.888/Mcf United Kingdom Oil/Condensate Brent $83.27/Bbl $84.06/Bbl NGLs Brent $83.27/Bbl $70.34/Bbl Gas UK National Balancing Point (NBP) $12.649/MMBTU $11.056/Mcf The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in Apache’s individual property evaluations.

APA Corporation – Total All Regions January 22, 2024 Page 7 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Accumulated gas production imbalances, if any, were not taken into account in the proved gas reserves estimates reviewed. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves. Operating costs furnished by Apache are based on the operating expense reports of Apache and include only those costs directly applicable to the leases, contract areas, or wells for the properties reviewed by us. The operating costs include a portion of general and administrative costs allocated directly to the leases, contract areas, and wells. For operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs. The operating costs for non- operated properties include the COPAS overhead costs that are allocated directly to the leases, contract areas, and wells under terms of operating agreements. Other costs include transportation and/or processing fees as deductions. The operating costs furnished by Apache were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by Apache. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells. Development costs furnished by Apache are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by Apache were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by Apache. The estimated net cost of abandonment after salvage was included by Apache for properties where abandonment costs net of salvage were material. Apache’s estimates of the net abandonment costs were accepted without independent verification. The proved developed non-producing and undeveloped reserves for the properties reviewed by us have been incorporated herein in accordance with Apache’s plans to develop these reserves as of December 31, 2023. The implementation of Apache’s development plans as presented to us is subject to the approval process adopted by Apache’s management. As the result of our inquiries during the course of our review, Apache has informed us that the development activities for the properties reviewed by us have been subjected to and received the internal approvals required by Apache’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to Apache. Apache has provided written documentation supporting their commitment to proceed with the development activities as presented to us. Additionally, Apache has informed us that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2023, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation. Current costs used by Apache were held constant throughout the life of the properties. Apache’s forecasts of future production rates are based on historical performance from wells currently on production. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied until depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. Test data and other related information were used by Apache to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Apache. Wells or locations that are not currently producing may start producing earlier or later than anticipated in Apache’s

APA Corporation – Total All Regions January 22, 2024 Page 8 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies. The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies. The proved reserves reported herein are limited to the period prior to expiration of current contracts providing the legal right to produce or a revenue interest in such production unless evidence indicates that contract renewal is reasonably certain. The proved reserves for the properties located in Egypt are subject to the contractual fiscal terms contained in production sharing contracts. For these properties, Ryder Scott audited the gross economic inputs used by Apache in the economic models for Egypt through a comparison of Apache’s and Ryder Scott’s gross economic volumes. Apache’s gross economic volumes were then used as input to the economic models to generate the net interests used to determine the net reserves summarized in this report. Ryder Scott reviewed the fiscal terms of such contracts and discussed with Apache the net economic benefit attributed to such operations for the determination of the net hydrocarbon volumes and income thereof. Ryder Scott has not conducted an exhaustive audit or verification of such contractual information. Neither our review of such contractual information nor our acceptance of Apache’s representations regarding such contractual information should be construed as a legal opinion on this matter. Ryder Scott did not evaluate the country and geopolitical risks in the countries where Apache operates or has interests. Apache’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, contract terms, the legal rights to produce hydrocarbons including the granting, extension or termination of production sharing contracts, the fiscal terms of various production sharing contracts, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, and foreign trade and investment and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the quantities as estimated by Apache. The estimates of proved reserves presented herein were based upon a review of the properties in which Apache owns and derives an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included by Apache for potential liabilities to restore and clean up damages, if any, caused by past operating practices. Certain technical personnel of Apache are responsible for the preparation of reserves estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit. Apache has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In performing

APA Corporation – Total All Regions January 22, 2024 Page 9 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS our audit of Apache’s forecast of future proved production, we have relied upon data furnished by Apache with respect to property interests owned or derived, production and well tests from examined wells, normal direct costs of operating the wells, leases or contract areas, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Apache. We consider the factual data furnished to us by Apache to be appropriate and sufficient for the purpose of our review of Apache’s estimates of reserves. In summary, we consider the assumptions, data, methods and analytical procedures used by Apache and as reviewed by us appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate under the circumstances to render the conclusions set forth herein. Audit Opinion Based on our review, including the data, technical processes and interpretations presented by Apache, it is our opinion that the overall procedures and methodologies utilized by Apache in preparing their estimates of the proved reserves as of December 31, 2023 comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by Apache are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards. Ryder Scott found the processes and controls used by Apache in their estimate of proved reserves to be effective and in the aggregate, we found no bias in the utilization and analysis of data in estimates for these properties. We were in reasonable agreement with Apache's estimates of proved reserves for the properties which we reviewed; although in certain cases there was more than an acceptable variance between Apache’s estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to Apache when its reserves estimates were prepared. However notwithstanding, it is our opinion that on an aggregate basis the data presented herein for the properties that we reviewed fairly reflects the estimated net reserves owned or derived by Apache. Other Properties Other properties, as used herein, are those properties of Apache which we did not review. The proved net reserves attributable to the other properties account for approximately 16.9 percent of the total proved net liquid hydrocarbon and gas reserves of Apache on a barrel of oil equivalent, BOE basis, based on estimates prepared by Apache as of December 31, 2023. The other properties represent approximately 12.0 percent of the total proved discounted future net income at 10% based on the unescalated pricing policy of the SEC as taken from reserves and income projections prepared by Apache. The same technical personnel of Apache were responsible for the preparation of the reserves estimates for the properties that we reviewed as well as for the properties not reviewed by Ryder Scott.

APA Corporation – Total All Regions January 22, 2024 Page 10 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Standards of Independence and Professional Qualification Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have approximately eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services. Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education. Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists receive professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization. Regulating agencies require that, in order to maintain active status, a certain amount of continuing education hours be completed annually, including an hour of ethics training. Ryder Scott fully supports this technical and ethics training with our internal requirement mentioned above. We are independent petroleum engineers with respect to Apache. Neither we nor any of our employees have any financial interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed. The results of this audit, presented herein, are based on technical analyses conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the review of the reserves information discussed in this report, are included as an attachment to this letter. Terms of Usage The results of our third party audit, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by APA Corporation. Apache makes periodic filings on Form 10-K with the SEC under the 1934 Exchange Act. Furthermore, Apache has certain registration statements filed with the SEC under the 1933 Securities Act into which any subsequently filed Form 10-K is incorporated by reference. We have consented to the incorporation by reference in the registration statements on Form S-3, Form S-4, and Form S-8 of Apache, of the references to our name, as well as to the references to our third party report for Apache, which appears in the December 31, 2023 annual report on Form 10-K of Apache. Our written consent for such use is included as a separate exhibit to the filings made with the SEC by Apache.

APA Corporation – Total All Regions January 22, 2024 Page 11 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS We have provided Apache with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by Apache and the original signed report letter, the original signed report letter shall control and supersede the digital version. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service. Very truly yours, RYDER SCOTT COMPANY, L.P. TBPELS Firm Registration No. F-1580 /s/ Ali A. Porbandarwala Ali A. Porbandarwala, P.E. TBPELS License No. 107652 Managing Senior Vice President [SEAL] AAP (LPC)/pl

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Professional Qualifications of Primary Technical Person The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Ali A. Porbandarwala was the primary technical person responsible for overseeing the estimate of the reserves, future production and income prepared by Ryder Scott presented herein. Mr. Porbandarwala, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 2008, is a Managing Senior Vice President responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Porbandarwala served in a number of engineering positions with ExxonMobil Corporation. For more information regarding Mr. Porbandarwala’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Employees. Mr. Porbandarwala earned a Bachelor of Science degree in Chemical Engineering from The University of Kansas in 2001 and a Masters in Business Administration from The University of Texas at Austin in 2007 and is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and a member of the Society of Petroleum Evaluation Engineers. Mr. Porbandarwala also served as the Chairman of the annual Ryder Scott Reserves Conference for four years. In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Porbandarwala fulfills. As part of his 2023 continuing education hours, Mr. Porbandarwala attended over 18 hours of formalized training including the 2023 Virtual Ryder Scott Reserves Conference and various other professional society presentations specifically relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Based on his educational background, professional training and more than 15 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Porbandarwala has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of June 2019.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS PETROLEUM RESERVES DEFINITIONS As Adapted From: RULE 4-10(a) of REGULATION S-X PART 210 UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PREAMBLE On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein). Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202. Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve. Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale.

PETROLEUM RESERVES DEFINITIONS Page 2 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale. Reserves do not include quantities of petroleum being held in inventory. Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories. RESERVES (SEC DEFINITIONS) Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows: Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations). PROVED RESERVES (SEC DEFINITIONS) Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows: Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. (i) The area of the reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

PETROLEUM RESERVES DEFINITIONS Page 3 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS (ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. (iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. (iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities. (v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES As Adapted From: RULE 4-10(a) of REGULATION S-X PART 210 UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) and 2018 PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS) Sponsored and Approved by: SOCIETY OF PETROLEUM ENGINEERS (SPE) WORLD PETROLEUM COUNCIL (WPC) AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG) SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE) SOCIETY OF EXPLORATION GEOPHYSICISTS (SEG) SOCIETY OF PETROPHYSICISTS AND WELL LOG ANALYSTS (SPWLA) EUROPEAN ASSOCIATION OF GEOSCIENTISTS & ENGINEERS (EAGE) Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4- 10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein). DEVELOPED RESERVES (SEC DEFINITIONS) Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows: Developed oil and gas reserves are reserves of any category that can be expected to be recovered: (i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well. Developed Producing (SPE-PRMS Definitions) While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing. Developed Producing Reserves Developed Producing Reserves are expected quantities to be recovered from completion intervals that are open and producing at the effective date of the estimate.

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES Page 2 RYDER SCOTT COMPANY PETROLEUM CONSULTANTS Improved recovery reserves are considered producing only after the improved recovery project is in operation. Developed Non-Producing Developed Non-Producing Reserves include shut-in and behind-pipe Reserves. Shut-In Shut-in Reserves are expected to be recovered from: (1) completion intervals that are open at the time of the estimate but which have not yet started producing; (2) wells which were shut-in for market conditions or pipeline connections; or (3) wells not capable of production for mechanical reasons. Behind-Pipe Behind-pipe Reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion before start of production with minor cost to access these reserves. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well. UNDEVELOPED RESERVES (SEC DEFINITIONS) Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows: Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. (i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. (ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time. (iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.